Exhibit 99.2

500 Water Street
15th Floor, C900
Jacksonville, FL 32202
http://www. csx.com

Contact:

David Baggs
(904) 359-4812

The accompanying unaudited financial information should be read in conjunction with the Company’s 2003 Annual Report on Form 10-K, 2004 Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

CSX REPORTS THIRD-QUARTER EARNINGS

     JACKSONVILLE, Fla., October 28, 2004 - CSX Corporation (NYSE: CSX) today reported its financial results for the third quarter of 2004.

•	Net earnings were $123 million, or 57 cents per share, including a net gain on the Conrail spin-off transaction;

•	Consolidated operating income was $264 million;

•	Surface Transportation revenue, including rail and intermodal, increased $115 million to $1.94 billion;

•	In the quarter, merchandise revenue was up 6% and coal revenue was up 10%.

     “This is the third consecutive quarter in which CSX delivered consistent, continuous improvement in year-over-year Surface Transportation operating income,” said Michael J. Ward, CSX chairman, president and chief executive officer. “In addition, it is the tenth consecutive quarter that the company has demonstrated revenue growth, reflecting the strength in the economy and the importance of rail transportation.”

     Ward added, “We are encouraged by these results and remain committed to further improving CSX’s service and costs. This will allow CSX to capitalize even more on both growth and yield.”

     Third quarter 2004 net earnings include a favorable impact of $14 million, or 7 cents per share, associated with the net gain from the Conrail spin-off transaction slightly offset by management restructuring charges. The 2003 third quarter had a net loss of $103 million, or 48 cents per share, including after-tax charges of $219 million, or $1.02 per share, reflecting various expenses taken in that quarter for occupational, arbitration settlements and management restructuring. Excluding these 2003 and 2004 charges, CSX’s consolidated 2004 third-quarter net earnings would have been $109 million, or 50 cents per share, versus $116 million, or 54 cents per share, in 2003. Improvements in Surface Transportation operating income were offset by a decline in non-core earnings.

     Surface Transportation operating income for the third quarter 2004 was $247 million versus a loss of $16 million in the prior year quarter. This year’s third quarter includes a management restructuring charge of $3 million and 2003 includes the pretax effect of the occupational and management restructuring charges of $239 million. Adjusting for these charges in both years, operating income at our Surface Transportation business would have increased $27 million to $250 million in third quarter 2004, reflecting an increase of 12 percent.

     CSX Corporation, based in Jacksonville, Fla., owns the largest rail network in the eastern United States. CSX Transportation Inc. and its 34,000 employees provide rail transportation services over a 23,000 route-mile network in 23 states, the District of Columbia and two Canadian provinces. CSX Corporation also provides intermodal and global container terminal operations through other subsidiaries.

     This press release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward- looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

     Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the Company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the Company. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the Company’s website at www.csx.com.

CSX Corporation and Subsidiaries	Quarterly Flash
CONSOLIDATED INCOME STATEMENTS

(Dollars in Millions, Except Per Share Amounts)

			(Unaudited)
		Quarters Ended		Nine Months Ended
		Sept. 24,	Sept. 26,	Sept. 24,	Sept. 26,
		2004	2003	2004	2003
Revenue and Expense	Operating Revenue	$1,980	$1,882	$5,976	$5,840
	Operating Expense	1,716	1,980	5,260	5,476

	Operating Income	264	(98)	716	364
	Other Income	25	21	17	30
	Interest Expense	106	103	323	311

Earnings	Earnings Before Income Taxes and Cumulative Effect of Accounting Change	183	(180)	410	83
	Income Tax Expense (Benefit)	60	(77)	138	17

	Earnings Before Cumulative Effect of Accounting Change	123	(103)	272	66
	Cumulative Effect of Accounting Change - Net of Tax	—	—	—	57

	Net Earnings	$123	$(103)	$272	$123

Per Common Share	Earnings Per Share, Assuming Dilution:
	Before Cumulative Effect of Accounting Change	$0.57	$(0.48)	$1.26	$0.31
	Cumulative Effect of Accounting Change	—	—	—	0.26

	Net Earnings	$0.57	$(0.48)	$1.26	$0.57

	Average Diluted Common Shares Outstanding (Thousands)	215,252	213,955	215,183	214,281

	Cash Dividends Paid Per Common Share	$0.10	$0.10	$0.30	$0.30

Notes to Consolidated Financial Statements

(a)	Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” was issued in 2001. In conjunction with the group- life method of accounting for asset costs, the Company historically accrued crosstie removal costs as a component of depreciation, which is not permitted under SFAS 143. With the adoption of SFAS 143 in fiscal year 2003, CSX recorded pretax income of $93 million, $57 million after tax, as a cumulative effect of an accounting change in the first quarter, representing the reversal of the accrued liability for crosstie removal costs. The adoption of SFAS 143 did not have a material effect on prior reporting periods, and the Company does not believe it will have a material effect on future earnings.
(b)	In February 2003, CSX conveyed most of its interest in its domestic container-shipping subsidiary, CSX Lines LLC (“CSX Lines”), to a new venture formed with the Carlyle Group for approximately $300 million (gross cash proceeds of approximately $240 million, $214 million net of transaction costs, and $60 million of securities). CSX Lines was subsequently renamed Horizon Lines LLC (“Horizon”). A deferred pretax gain of approximately $127 million as a result of the transaction is being recognized over the 12-year sub-lease term. Horizon subleased equipment from certain affiliates of CSX covering the primary financial obligations related to $265 million of vessel and equipment leases under which CSX or one of its affiliates will remain a lessee or guarantor. In the third quarter of 2004, Horizon was acquired by an unrelated third party, and CSX received $59 million, which included $48 million for the purchase of its ownership interest in Horizon, $4 million of interest and a performance payment of $7 million. However, CSX and one of its affiliates will continue to remain a lessee or guarantor on certain vessels and equipment as long as the subleases remain in effect.
(c)	In the third quarter of 2003, the Company changed its estimate of casualty reserves to include an estimate of incurred but not reported claims for asbestos and other occupational injuries to be received over the next seven years. In conjunction with the change in estimate, the Company recorded a charge of $232 million, $145 million after tax, in the third quarter of 2003 to increase its provision for these claims.
(d)	Effective for the third quarter 2003, CSX entered into two settlement agreements with Maersk, which resolved all material disputes pending between the companies arising out of the 1999 sale of the international container-shipping assets. The effect reduced the Company’s earnings by $108 million pretax, $67 million after tax. This charge is reflected in the financial statements as the Additional Loss on Sale of the international container-shipping assets.
(e)	In the first quarter of 2004, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities.” The Company consolidated Four Rivers Transportation (“FRT”), a short-line railroad, which was previously accounted for under the equity method. The third quarter of 2004 includes revenues, operating expenses and after-tax income of approximately $16 million, $9 million and $1 million for FRT, respectively. The nine months ended September 24, 2004, include revenues, operating expenses, and after-tax income of approximately $46 million, $27 million, and $4 million, respectively. The nine months ended September 26, 2003, include net equity earnings of FRT of approximately $2 million (included in other income).
(f)	In the third quarters of 2003 and 2004, the Company recorded a charge of $10 million pretax and $3 million pretax, respectively, for separation expenses related to management restructuring. The nine months ended September 24, 2004, include pretax restructuring charges of $77 million, with $71 million at Surface Transportation and $6 million at International Terminals.
(g)	In the third quarter of 2004, CSX completed a corporate reorganization of Conrail that resulted in the direct ownership of certain Conrail assets by CSX Transportation (“CSXT”). This transaction was accounted for at fair value and resulted in a net gain of $16 million after tax, which is included in other income. See the Consolidated Balance Sheets for information on the impact to the balance sheet.

CSX Corporation and Subsidiaries	Quarterly Flash
CONSOLIDATED BALANCE SHEETS(a)
(Dollars in Millions)

	(Unaudited)
		Sept. 24,	Dec. 26,
		2004	2003
Assets	Current Assets
	Cash, Cash Equivalents and Short-term Investments	$629	$368
	Accounts Receivable - Net	1,171	1,163
	Materials and Supplies	167	170
	Deferred Income Taxes	126	136
	Other Current Assets	222	66

	Total Current Assets	2,315	1,903

	Properties	25,861	19,267
	Accumulated Depreciation	5,882	5,537

	Properties - Net	19,979	13,730

	Investment in Conrail	567	4,678
	Affiliates and Other Companies	602	515
	Other Long-term Assets	902	934

	Total Assets	$24,365	$21,760

Liabilities	Current Liabilities
	Accounts Payable	$862	$827
	Labor and Fringe Benefits Payable	435	397
	Casualty, Environmental and Other Reserves	238	280
	Current Maturities of Long-term Debt	181	426
	Short-term Debt	103	2
	Income and Other Taxes Payable	101	123
	Other Current Liabilities	97	155

	Total Current Liabilities	2,017	2,210
	Casualty, Environmental and Other Reserves	812	836
	Long-term Debt	7,096	6,886
	Deferred Income Taxes	6,051	3,752
	Other Long-term Liabilities	1,553	1,623

	Total Liabilities	17,529	15,307

Shareholders’ Equity	Common Stock, $1 Par Value	215	215
	Other Capital	1,597	1,579
	Retained Earnings	5,167	4,957
	Accumulated Other Comprehensive Loss	(143)	(298)

	Total Shareholders’ Equity	6,836	6,453

	Total Liabilities and Shareholders’ Equity	$24,365	$21,760

(a)	In August 2004, CSX, Norfolk Southern and Conrail completed a corporate reorganization of Conrail that resulted in the direct ownership and control by CSXT of routes and assets that had previously been operated by CSXT under operating and lease agreements with a Conrail subsidiary. As a part of the reorganization, CSXT issued new unsecured debt obligations, which were exchanged for unsecured debt obligations of Consolidated Rail Corporation (“CRC”), a Conrail subsidiary. In addition, CSXT entered into new lease and sublease arrangement with CRC to support CRC’s secured debt and lease obligations, and the long-term note due to Conrail was eliminated. The reorganization did not affect the Shared Assets Areas, which continue to be owned and operated by CRC and are reflected in CSX’s remaining Investment in Conrail as shown in the Consolidated Balance Sheets.

The distribution was accounted for at fair value, resulting in a net gain of $16 million after tax, which is included in other income in the Consolidated Income Statement.

Net change in the 2004 Consolidated Balance Sheet related to the Conrail spin-off transaction is as follows:

Current Assets	$7
Properties – Net	6,018
Investment in Conrail	(4,130)
Other Long-term Assets	136

Total Assets	$2,031

Current Liabilities	$7
Long-term Liabilities	15
Long-term Debt	(93)
Deferred Taxes	2,086
Retained Earnings	16

Total Liabilities and Retained Earnings	$2,031

CSX Corporation and Subsidiaries	Quarterly Flash
CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in Millions)

		(Unaudited)
		Nine Months Ended
		Sept. 24,	Sept. 26,
		2004	2003
Operating Activities	Net Earnings	$272	$123
	Adjustments to Reconcile Net Earnings to Net Cash Provided:
	Depreciation	511	482
	Deferred Income Taxes	115	22
	Cumulative Effect of Accounting Change - Net of Tax	—	(57)
	Additional Loss on Sale	—	108
	Provision for Casualty Reserves	—	232
	Restructuring Charge	77	—
	Net Gain on Conrail Spin-off - After tax	(16)	—
	Other Operating Activities	(111)	17
	Changes in Operating Assets and Liabilities:
	Accounts Receivable	2	(48)
	Termination of Sale of Receivables Program	—	(380)
	Other Current Assets	4	7
	Accounts Payable	(1)	18
	Other Current Liabilities	12	(120)

	Net Cash Provided by Operating Activities	865	404

Investing Activities	Property Additions	(734)	(757)
	Net Proceeds from Divestitures	55	226
	Short-term Investments - Net	(349)	(213)
	Other Investing Activities	(24)	(38)

	Net Cash Used by Investing Activities	(1,052)	(782)

Financing Activities	Short-term Debt - Net	101	586
	Long-term Debt Issued	412	433
	Long-term Debt Repaid	(385)	(292)
	Dividends Paid	(64)	(64)
	Other Financing Activities	18	(27)

	Net Cash Provided by Financing Activities	82	636

Cash, Cash Equivalents and Short-term Investments	Net (Decrease) Increase in Cash and Cash Equivalents	(105)	258
	Cash and Cash Equivalents at Beginning of Period	296	127

	Cash and Cash Equivalents at End of Period	191	385
	Short-term Investments at End of Period	438	351

	Cash, Cash Equivalents and Short-term Investments at End of Period	$629	$736

CSX Corporation and Subsidiaries	Quarterly Flash
BUSINESS SEGMENTS (Unaudited)(a)
(Dollars in Millions)
Quarters Ended Sept. 24, 2004, and Sept. 26, 2003

					Surface		International		Eliminations/
	Rail		Intermodal		Transportation		Terminals		Other(b)		Total
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Operating Revenue	$1,616	$1,510	$322	$313	$1,938	$1,823	$42	$59	$—	$—	$1,980	$1,882
Operating Expense
Labor and Fringe	659	626	19	17	678	643	10	12	—	1	688	656
Materials, Supplies and Other	352	318	51	48	403	366	15	20	1	1	419	387
Conrail Rents, Fees and Services	63	86	—	—	63	86	—	—	—	—	63	86
Building and Equipment Rent	104	109	36	38	140	147	2	2	(3)	(3)	139	146
Inland Transportation	(104)	(100)	176	174	72	74	—	2	—	—	72	76
Depreciation	161	145	9	7	170	152	5	3	2	3	177	158
Fuel	162	132	—	—	162	132	—	—	—	—	162	132
Miscellaneous	—	—	—	—	—	—	2	—	(9)	(11)	(7)	(11)
Provision for Casualty Claims(d)	—	229	—	—	—	229	—	—	—	3	—	232
Additional Loss on Sale(e)	—	—	—	—	—	—	—	—	—	108	—	108
Restructuring Charge(c)	3	10	—	—	3	10	—	—	—	—	3	10

Total Operating Expense	1,400	1,555	291	284	1,691	1,839	34	39	(9)	102	1,716	1,980

Operating Income (Loss)	$216	$(45)	$31	$29	$247	$(16)	$8	$20	$9	$(102)	$264	$(98)

Operating Ratio	86.6%	103.0%	90.4%	90.7%	87.3%	100.9%	81.0%	66.1%

Nine Months Ended Sept. 24, 2004, and Sept. 26, 2003

					Surface		International		Eliminations/
	Rail		Intermodal		Transportation		Terminals		Other(b)		Total
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Operating Revenue	$4,893	$4,614	$955	$929	$5,848	$5,543	$128	$169	$—	$128	$5,976	$5,840
Operating Expense
Labor and Fringe	1,980	1,919	56	54	2,036	1,973	35	38	2	61	2,073	2,072
Materials, Supplies and Other	1,090	988	151	144	1,241	1,132	50	55	2	50	1,293	1,237
Conrail Rents, Fees and Services	232	259	—	—	232	259	—	—	—	—	232	259
Building and Equipment Rent	309	308	111	108	420	416	6	6	(10)	—	416	422
Inland Transportation	(308)	(297)	524	522	216	225	—	6	—	16	216	247
Depreciation	459	438	28	23	487	461	11	7	6	7	504	475
Fuel	467	426	—	—	467	426	—	—	—	15	467	441
Miscellaneous	—	—	—	—	—	—	4	5	(22)	(32)	(18)	(27)
Provision for Casualty Claims(d)	—	229	—	—	—	229	—	—	—	3	—	232
Additional Loss on Sale(e)	—	—	—	—	—	—	—	—	—	108	—	108
Restructuring Charge(c)	67	10	4	—	71	10	6	—	—	—	77	10

Total Operating Expense	4,296	4,280	874	851	5,170	5,131	112	117	(22)	228	5,260	5,476

Operating Income (Loss)	$597	$334	$81	$78	$678	$412	$16	$52	$22	$(100)	$716	$364

Operating Ratio	87.8%	92.8%	91.5%	91.6%	88.4%	92.6%	87.5%	69.2%

(a)	Prior periods have been reclassified to conform to the current presentation.
(b)	Eliminations/Other consists of the following:
(1)	Reclassification of International Terminals minority interest expense
(2)	Operations of CSX Lines for 2003 and gain amortization in both years
(3)	Charge incurred upon entering into settlement agreements with Maersk
(4)	Other items
(c)	Restructuring charge is for (1) separation expenses related to the management restructuring at Surface Transportation for the quarter and nine months ended September 24, 2004 and September 26, 2003 and for (2) International Terminals restructuring initiatives in an effort to maintain and improve productivity standards in light of current business conditions that occurred in the first quarter of 2004.
(d)	Represents charge recorded in connection with the Company’s change in estimating casualty reserves, which impacted Surface Transportation operating income by $229 million and operating ratio by 12.6 percent.
(e)	Represents the charge incurred upon entering into settlement agreements with Maersk.

CSX Corporation and Subsidiaries	Quarterly Flash
SURFACE TRANSPORTATION TRAFFIC AND REVENUE(a)
Loads (Thousands); Revenue (Dollars in Millions)

	Third Quarter Loads			Third Quarter Revenue
	2004	2003	% Change	2004	2003	% Change
Merchandise
Phosphates and Fertilizers	107	114	(6)%	$75	$74	1%
Metals	95	85	12	129	107	21
Forest Products	115	115	—	171	158	8
Food and Consumer	59	61	(3)	93	89	4
Agricultural Products	82	88	(7)	117	116	1
Chemicals	139	136	2	266	248	7
Emerging Markets	126	130	(3)	120	125	(4)

	723	729	(1)	971	917	6
Automotive	112	120	(7)	185	193	(4)
Coal, Coke and Iron Ore
Coal	406	391	4	423	384	10
Coke and Iron Ore	17	17	—	15	14	7

	423	408	4	438	398	10
Other	—	—	—	22	2	1,000

Total Rail	1,258	1,257	—	1,616	1,510	7

Intermodal
Domestic	239	263	(9)	184	195	(6)
International	320	301	6	128	120	7
Other	—	—	—	10	(2)	600

Total Intermodal	559	564	(1)	322	313	3

Total Surface Transportation	1,817	1,821	—%	$1,938	$1,823	6%

	Nine Months Loads			Nine Months Revenue
	2004	2003	% Change	2004	2003	% Change
Merchandise
Phosphates and Fertilizers	348	344	1%	$252	$246	2%
Metals	284	260	9	373	325	15
Forest Products	344	345	—	496	469	6
Food and Consumer	179	181	(1)	272	262	4
Agricultural Products	263	268	(2)	375	368	2
Chemicals	418	406	3	786	741	6
Emerging Markets	372	356	4	366	355	3

	2,208	2,160	2	2,920	2,766	6
Automotive	372	390	(5)	607	625	(3)
Coal, Coke and Iron Ore
Coal	1,219	1,164	5	1,254	1,155	9
Coke and Iron Ore	51	47	9	48	42	14

	1,270	1,211	5	1,302	1,197	9
Other	—	—	—	64	26	146

Total Rail	3,850	3,761	2	4,893	4,614	6

Intermodal
Domestic	760	775	(2)	575	570	1
International	937	880	6	370	354	5
Other	—	—	—	10	5	100

Total Intermodal	1,697	1,655	3	955	929	3

Total Surface Transportation	5,547	5,416	2%	$5,848	$5,543	6%

(a)	Prior periods have been reclassified to conform to the current presentation.

CSX Corporation and Subsidiaries	Quarterly Flash
SURFACE TRANSPORTATION OPERATING RESULTS

REVENUE

Merchandise

Merchandise showed improved yield in the third quarter. Overall revenue was up 6% while volume declined 1%. Most markets showed year-over-year improvement in revenue and revenue per car due to continued yield management efforts and the company’s fuel surcharge program.

•	Phosphates and Fertilizers – Phosphate revenue was slightly favorable in third quarter on 6% less volume. Price increases, fuel surcharges and length of haul mix changes are contributing to revenue-per-car gains. However, revenue and volume were negatively impacted by hurricane disruptions, which caused fertilizer production curtailments and rail operational disruptions in the region.

•	Metals – Strong demand continues across all commodity lines. Steel production and mill utilization have reached their highest levels since June. Scrap and finished steel product prices have recently stabilized, with supply becoming more available. Metals led all merchandise units in the third quarter with 21% revenue growth on 12% volume growth.

•	Forest Products – Stronger than expected housing market is positively influencing the panel and lumber markets. In addition, yield management efforts and fuel surcharge have increased revenue despite flat carload growth.

•	Food and Consumer – Volume down slightly due to continued efforts to improve traffic mix. Continued interest in rail due to tightening truck capacity; however, the consistent service levels demanded by these customers limit traffic conversions at this time. Strong housing demand fueled strength in building products, roofing granules and appliance markets. Yield management efforts and fuel surcharge continue to contribute to revenue-per-car gains.

•	Agricultural Products – Strong crop production in the southeast, lack of soybean availability, and targeted wheat price increases have negatively impacted volume. Despite the volume decline, revenue has increased on the strength of feed demand, ethanol growth and increases in price. Consumption of processed products remains flat. Previous contract renewals in corn sweeteners and recent price increases in other areas continue to improve yield. Length of haul mix changes in grain also contributed to revenue-per-car gains.

•	Chemicals – Chemicals continue to experience strong market demand across most commodities. Overall chemical industry shipments were up more than 6% in the third quarter. Chloralkali and plastics led the way with revenue growth. Plant utilization rates for these two segments continue in the mid to high 90% range. Yield management strategies continue to contribute to revenue-per-car gains.

•	Emerging Markets – Volume and revenue weakness was primarily driven by declines in industrial waste, auto shredder residue and military shipments. Slightly unfavorable yield was mostly driven by mix change, as most individual commodities experienced revenue-per-car gains. Hurricane disruptions adversely affected strong demand for aggregates, cement, lime, and fly ash business in the southeast. Aggregates growth has been limited by unit train resource availability.

Automotive

North American light vehicle production declined by approximately 69,000 units, or roughly 2%, year over year. Inventory levels remain high at 63 days for most manufacturers, 69 days for the Big 3. Ongoing rail service issues have also had an impact on base business and have hindered growth initiatives. In addition, hurricane disruptions negatively impacted Florida sales, hindering manufacturers’ efforts to reduce inventory.

Coal, Coke and Iron Ore

Coal, coke, and iron ore experienced 10% revenue growth on 4% volume growth. This was driven by significant volume and revenue gains in export, metallurgical, utility north and industrial markets. All lines of business reflect favorable year over year revenue-per-car gains. However, certain mines experienced flooding in the aftermath of Hurricane Ivan. This hampered production. Hurricanes further hampered service and volume growth.

Other

Other revenue for third quarter 2004 includes $16 million for FRT, a short-line railroad consolidated in 2004 pursuant to FASB Interpretation No. 46. Prior to 2004, FRT was accounted for under the equity method.

Intermodal
•	Domestic – Gains in truck brokerage were offset by weakness in transcontinental domestic business. The yield in the truck brokerage business is benefiting from system and process improvements. Service levels continue to be a challenge. Some weakening in volume was due to the company’s Network Simplification Initiative.

•	International – Volume growth continued due to larger vessels and increased traffic levels with several key international shippers. Revenue decreases were due primarily to mix changes as several shippers have converted previously transcontinental traffic to core traffic. Westbound empty movements are increasing.

CSX Corporation and Subsidiaries	Quarterly Flash
SURFACE TRANSPORTATION OPERATING RESULTS (continued)

EXPENSE

Labor and Fringe expenses increased $35 million during the third quarter of 2004 versus prior year quarter. This increase is attributable to the effects of inflation, along with increases in the Company’s incentive compensation plan of $35 million and a $5 million increase resulting from the consolidation of FRT. These costs were partially offset by benefits realized from reduced staffing levels.

Materials, Supplies and Other expenses increased $37 million for the quarter versus last year’s quarter. This is due to increased maintenance and crew travel costs, other operational costs and the consolidation of FRT. These costs were partially offset by decreases in cost of risk expenses.

Conrail Rents, Fees and Services decreased $23 million for the quarter primarily due to the Conrail spin-off transaction that occurred this quarter. This transaction effectively decreased rents paid to Conrail beginning in September, as assets previously leased from Conrail are now owned directly by CSX.

Building and Equipment Rent decreased $7 million versus the prior quarter as a result of favorable mix and volume, which was partially offset due to unfavorable asset utilization.

Inland Transportation decreased $2 million during the third quarter 2004 compared to the third quarter 2003 primarily due to lower trucking expenses.

Fuel expenses increased $30 million for the quarter versus prior year quarter. This increase is primarily due to higher fuel prices, net of hedging benefits.

Depreciation expenses increased $18 million for the third quarter 2004 due to an increased depreciation base, mainly attributable to the Conrail spin-off transaction, as assets previously leased from Conrail are now owned directly by CSX.

Provision for Casualty Claims decreased $229 million for the third quarter 2004 compared to the third quarter 2003. This is due to a third quarter 2003 charge of $229 million that was recorded in conjunction with the company’s change in estimate for its casualty reserves to include an estimate of incurred but not reported claims for asbestos and other occupational injuries to be received over the next seven years.

Restructuring Charge decreased $7 million quarter over quarter. The third quarter 2004 charge represents the final costs related to management restructuring.

CSX Corporation and Subsidiaries	Quarterly Flash
RAIL OPERATING STATISTICS (a)

		Third Quarter			Nine Months
		2004	2003	% Change	2004	2003	% Change
Coal (Millions of Tons)	Domestic:
	Utility	34.8	32.6	7%	102.9	98.9	4%
	Other	5.1	7.0	(27)	16.0	18.6	(14)

	Total Domestic	39.9	39.6	1	118.9	117.5	1
	Export	3.1	2.0	55	10.4	6.2	68

	Total	43.0	41.6	3	129.3	123.7	5

Revenue Ton-Miles (Billions)	Merchandise	33.0	33.4	(1)	102.3	99.4	3
	Automotive	1.9	2.0	(5)	6.3	6.5	(3)
	Coal	18.5	17.5	6	56.2	52.6	7
	Intermodal	5.2	5.4	(4)	16.4	16.0	3

	Total	58.6	58.3	1	181.2	174.5	4

Gross Ton-Miles(b) (Billions)	Total Gross Ton-Miles	110.5	111.7	(1)%	343.4	333.9	3%

Service Measurements(c)	Personal Injury Frequency Index (Per 100 Employees)	2.25	2.38	5%	2.25	2.22	(1)%
	FRA Train Accidents Frequency (Per Million Train Miles)	4.03	4.53	11	4.39	4.61	5
	Average Velocity, All Trains (Miles Per Hour)	20.1	21.0	(4)	20.2	21.0	(4)
	Average System Dwell Time (Hours)	28.8	25.4	(13)	28.4	24.8	(15)
	Average Total Cars-On-Line	233,469	229,754	(2)	233,302	229,610	(2)
	On -Time Originations	50.9%	64.4%	(21)	47.7%	63.7%	(25)
	On -Time Arrivals	40.6%	57.4%	(29)	40.8%	58.1%	(30)
	Average Recrews (Per Day)	62.2	54.3	(15)%	65.0	49.0	(33)%

(a)	Amounts for 2004 are estimated.
(b)	Amounts exclude locomotive gross ton-miles.
(c)	Percent changes included in brackets represent unfavorable variances.

SURFACE TRANSPORTATION FUEL STATISTICS

	Third Quarter		Nine Months
	2004	2003	2004	2003
Diesel No. 2:
Estimated Fuel Consumption (Millions of Gallons)	142.5	145.1	452.9	439.1
Price Per Gallon (Dollars)	$1.1370	$0.9090	$1.0628	$0.9700
Impact of Year-to-Year Price Variance on Operating Expense (Dollars in Millions)	$(32.5)		$(42.0)

CSX Corporation and Subsidiaries	Quarterly Flash
INTERNATIONAL TERMINALS

OPERATING RESULTS

Revenue decreased $17 million to $42 million for the third quarter of 2004, compared to the third quarter of 2003, primarily due to the loss of a significant customer at its Hong Kong operations.

Expense decreased $5 million to $34 million for the third quarter of 2004, compared to the third quarter of 2003. This is attributable to lower expenses due to decreased customer volume in Hong Kong offset by a write-down of capitalized software.

Operating income decreased $12 million for the third quarter of 2004, as compared to the third quarter of 2003.

OPERATING STATISTICS(a)

	(Unaudited)
	Third Quarter		Nine Months
	2004	2003	2004	2003
Gross Revenue (Dollars in Millions)	$98	$106	$282	$303
Gross Lifts	975,741	845,023	2,605,411	2,393,941
Average Port Productivity (Port Moves Per Crane Per Hour)	27.0	31.0	28.9	31.5

(a)	Includes all consolidated and unconsolidated subsidiaries of CSX World Terminals.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in Millions, Except Per Share Amounts) (All Per Share Amounts Assume Dilution)

	Revenue			Operating Income			Earnings Per Share
	2004	2003(b)	2002(b)	2004(e)(f)(g)	2003(c)(d)	2002(b)	2004(e)(f)(g)	2003(b)(c)(d)	2002(a)
First Quarter	$1,963	$2,016	$1,964	$161	$177	$212	$.14	$.46	$.12
Second Quarter	2,033	1,942	2,073	291	285	321	.55	.59	.63
Third Quarter	1,980	1,882	2,055	264	(98)	276	.57	(.48)	.60
Fourth Quarter		1,953	2,060		262	318		.57	.64

Year	$5,976	$7,793	$8,152	$716	$626	$1,127	$1.26	$1.14	$1.99

2002
(a)	First Quarter – Includes a charge of $43 million after tax, as a result of the cumulative effect of an accounting change for indefinite lived intangible assets.

2003
(b)	First Quarter – (1) Includes a credit of $57 million after tax, as a result of a cumulative effect of an accounting change for asset retirement obligations; (2) CSX conveyed its interest in CSX Lines. Revenue from CSX Lines is included in previous quarters of $127 million in the first quarter of 2003, $161 million, $189 million, $215 million and $189 million for the first, second, third and fourth quarters of 2002, respectively. CSX Lines’ operating income is included in previous quarters of $1 million in the first quarter of 2003, $1 million, $9 million, $22 million and $6 million for the first, second, third and fourth quarters of 2002, respectively.
(c)	Third Quarter – (1) Includes a charge of $232 million pretax, $145 million after tax, as a result of the Company’s change in its estimate of casualty reserves; (2) Includes a charge of $108 million pretax, $67 million after tax, as a result of the settlement agreements with Maersk; (3) The Company recorded $10 million pretax, $7 million after tax, as a result of management restructuring.
(d)	Fourth Quarter – (1) The Company recorded $34 million pretax, $21 million after tax, as the initial charge for separation expenses related to the management restructuring announced in November 2003 at Surface Transportation; (2) The Company recorded a $22 million pretax, $14 million after tax, credit related to revised estimates for railroad retirement taxes and the amounts of benefits to be paid to individuals under the $1.3 billion charges for separation plans initially recorded in 1991 and 1992.

2004
(e)	First Quarter — The Company recorded $59 million pretax, $37 million after tax, for (a) separation expenses related to the management restructuring announced in November 2003 at Surface Transportation and for (b) International Terminals restructuring initiatives in an effort to maintain and improve productivity standards in light of current business conditions.
(f)	Second Quarter – The Company recorded $15 million pretax, $9 million after tax, for separation expenses related to the management restructuring announced in November 2003 at Surface Transportation.
(g)	Third Quarter – (1) The Company recorded a net gain of $16 million after tax, related to the Conrail spin-off transaction; (2) The Company recorded $3 million pretax, $2 million after tax, for separation expenses related to the management restructuring announced in November 2003 at Surface Transportation.

CSX Corporation and Subsidiaries	Quarterly Flash
FINANCIAL MEASURES (Unaudited)

	Nine Months Ended
	Sept. 24,	Sept. 26,
	2004	2003
Working Capital (Deficit) (Dollars in Millions)	$298	$(644)
Current Ratio	1.1	0.8
Short-term Debt (Dollars in Millions)	$103	$729
Debt Ratio(a)	49%	52%
All-in Debt Ratio(b)	52%	55%
12-Month Rolling Return on Assets	1.8%	1.0%
12-Month Rolling Return on Equity	6.1%	3.2%

(a)	Adjusted to include 42 percent of Conrail obligations.
(b)	Adjusted to include off-balance sheet financing, leases, and 42 percent of Conrail obligations.

OTHER INCOME (EXPENSE) (Unaudited)
(Dollars in Millions)

	Quarters Ended		Nine Months Ended
	Sept. 24,	Sept, 26,	Sept. 24,	Sept. 26,
	2004	2003	2004	2003
Interest Income	$5	$8	$13	$16
Income (Loss) from Real Estate and Resort Operations	19	25	17	58
Discounts on Sales of Accounts Receivable	—	—	—	(10)
Net Gain on Conrail Spin-off - After Tax	16	—	16	—
Minority Interest	(11)	(12)	(28)	(32)
Miscellaneous	(4)	—	(1)	(2)

Total	$25	$21	$17	$30

Gross Revenue from Real Estate and Resort Operations Included in Other Income	$69	$74	$146	$184

EMPLOYEE COUNTS BY SEGMENT - ESTIMATED(a)

	2004			2003
	Aug.	May	Feb.	Nov.	Aug.	May	Feb.
Surface Transportation
Rail	32,123	32,184	32,022	32,160	33,245	33,533	32,547
Intermodal	1,079	1,087	1,126	1,114	1,115	1,115	1,122
Technology and Corporate	547	550	697	810	839	858	887

Total Surface Transportation	33,749	33,821	33,845	34,084	35,199	35,506	34,556

International Terminals	643	778	874	1,001	1,006	1,013	1,035

Other	1,633	1,417	1,095	1,623	1,851	1,752	1,129

Total	36,025	36,016	35,814	36,708	38,056	38,271	36,720

(a)	Prior periods have been reclassified to conform to current presentation.